Exhibit 10.2

CONTINUITY AGREEMENT

This Agreement (the “Agreement”) is dated as of February 23, 2022, by and between WW International, Inc., a Virginia corporation (the “Company”), and Sima Sistani (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with certain key executives of the Company, such agreements to set forth the severance compensation which the Company agrees to pay such executives under certain circumstances in connection with a change in control of the Company; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Compensation Committee of the Board (the “Committee”) as an executive to be offered such a continuity compensation agreement with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Term. This Agreement shall become effective upon the commencement of the Executive’s employment with the Company and shall continue for the duration of the Term of Employment (as defined in that certain Employment Agreement between the Executive and the Company dated as of February 23, 2022, as may be amended from time to time (the “Employment Agreement”)).

2. Change in Control. No compensation or other benefit shall be payable pursuant to Section 4 of this Agreement unless and until either (i) a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(a)(i) or 3(a)(ii) hereof or (ii) the Executive’s employment by the Company shall have terminated in accordance with Section 3(a)(ii) or 3(a)(iii) hereof prior to the occurrence of a Change in Control and thereafter a Change in Control actually occurs. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events:

(a) any “Person” or “Group,” in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Permitted Holders, becomes the “Beneficial Owner,” within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint a majority of the directors of Company;

(b) a reorganization, recapitalization (other than a refinancing of the Company’s debt in which the Company’s creditors do not receive equity in the Company in exchange for the Company’s debt), merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the entity resulting from such Corporate Transaction (or the parent of such entity) are beneficially owned subsequent to such transaction by (i) Permitted Holders or (ii) the Person or Persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction (“WWI Persons”); provided, however, solely in the case of clause (ii), to the extent that any such Person or Persons also beneficially own outstanding voting securities in the other party to the Corporate Transaction (the “Counter Party Securities”) immediately prior to consummation of such Corporate Transaction, the Counter Party Securities shall be excluded from the calculation described herein as owned by WWI Persons; or

(c) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder or the liquidation or dissolution of the Company.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or Group shall not be deemed to beneficially own securities of the Company that are subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such securities in connection with the transactions contemplated by such agreement and (ii) if any Group includes one or more Permitted Holders, the issued and outstanding securities of the Company entitled to vote generally in the election of members of the Board owned, directly or indirectly, by any Permitted Holders that are part of such Group shall not be treated as being beneficially owned by such Group or any other member of such Group for purposes of determining whether a Change in Control has occurred.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, fund or trust that is controlled by any of the foregoing individuals or any donor-advised foundation, fund or trust of which any such individual is the donor.

“Investors” means each of (1) Artal Luxembourg S.A. and its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, excluding, in each case, any portfolio companies of any of the foregoing and (2) Oprah Winfrey and her Affiliates and Immediate Family Members, but only while she is alive.

“Permitted Holders” means (1) each of the Investors and any Group of which any of the foregoing are members and any member of such Group; provided, that, in the case of such Group and without giving effect to the existence of such Group or any other Group, such Investors collectively own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board that are held by such Group and (2) any Permitted Plan.

“Permitted Plan” means any employee benefits plan of the Company or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

3. Termination of Employment; Definitions.

(a) The Executive shall be entitled to the compensation provided for in Section 4 of this Agreement if:

(i) within two years following a Change in Control, the Executive’s employment is terminated (A) by the Company for any reason other than (x) the Executive’s Disability or (y) for Cause, or (B) by the Executive for Good Reason, (Disability, Cause and Good Reason are hereinafter defined);

(ii) within three months prior to, but in connection with, the anticipated occurrence of a Change in Control (and thereafter such Change in Control actually occurs), the Executive’s employment is terminated (A) by the Company for any reason other than (x) the Executive’s Disability or (y) for Cause, or (B) by the Executive for Good Reason; or

(iii) (A) an agreement is signed which, if consummated, would result in a Change in Control, (B) between the date on which such agreement is signed but prior to the actual occurrence of the Change in Control, in connection with such anticipated Change in Control the Executive’s employment is terminated (x) by the Company for any reason other than (i) the Executive’s Disability or (ii) for Cause or (y) the Executive terminates Executive’s employment for Good Reason, and (C) such Change in Control actually occurs.

(b) Disability. For purposes of this Agreement, “Disability” shall be as defined in the Employment Agreement.

(c) Cause. For purposes of this Agreement, “Cause” shall be as defined in the Employment Agreement.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall be as defined in the Employment Agreement.

(e) Notice of Termination. Any purported termination of the Executive’s employment (other than on account of the Executive’s death) shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.

4. Compensation Upon Termination of Employment. If the Executive’s employment by the Company shall be terminated in accordance with Section 3(a) (the “Termination”), the Executive shall be entitled to the following payments and benefits:

(a) Severance. The Company shall pay, or cause to be paid, to the Executive a cash severance payment in an amount equal to the product of three times the sum of (i) the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination) and (ii) the Executive’s target annual bonus (“Target Bonus”) in respect of the fiscal year of the Company (a “Fiscal Year”) in which the Termination occurs (or, if higher, the average annual bonus actually earned by the Executive in respect of the three full Fiscal Years prior to the year in which the Notice of Termination is given) under the Company’s annual incentive plan (the “Bonus Plan”). This cash severance amount shall be payable in a lump sum, calculated without any present value discount, within 10 business days after the Executive’s date of Termination, or, if later, the Change in Control. Notwithstanding the foregoing, if Section 3(a)(ii) applies, the lump sum shall equal only the amount above the severance amounts paid (or to be paid) pursuant to Section 7(e)(iv) of the Employment Agreement and such other amounts shall continue to be paid in accordance with the Employment Agreement.

(b) Additional Payments and Benefits. The Executive shall also be entitled to:

(i) a lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid base salary through the date of Termination, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Bonus Plan, (C) in respect of the Fiscal Year in which the date of Termination occurs, the higher of (x) the pro rata portion of the Executive’s Target Bonus and (y) if the Company is exceeding the performance targets established under the Bonus Plan for such Fiscal Year as of the date of Termination, the Executive’s actual annual bonus payable under the Bonus Plan based upon such achievement (such pro rata portion in either case calculated from January 1 of such year through the date of Termination) (such payment, the “Pro Rata Bonus”), and (D) any other compensation previously deferred (excluding qualified plan deferrals by the Executive under or into benefit plans of the Company), and (E) an amount representing the Executive’s accrued but unused vacation days, if any, in each case for subsections (A) through (E) above, in full satisfaction of the Executive’s rights thereto;

(ii) continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) (“Welfare Benefit Coverage”) for the Executive and the Executive’s eligible dependents or, to the extent Welfare Benefit Coverage is not commercially available, such other Welfare Benefit Coverage reasonably acceptable to the Executive, on the same basis as in effect prior to the Executive’s Termination, for a period ending on the earlier of (A) the third anniversary of the date of Termination (the “Continuation Period”) and (B) the commencement of comparable Welfare Benefit Coverage by the Executive with a subsequent employer;

(iii) continued provision of the perquisites the Executive enjoyed prior to the date of Termination for a period ending on the earlier of (A) the end of the Continuation Period and (B) the receipt by the Executive of comparable perquisites from a subsequent employer;

(iv) immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units and restricted stock granted or issued by the Company prior to, on or upon the Change in Control (to the extent not previously vested on or following the Change in Control), with any performance-vesting awards vesting based on the greater of “target” level performance or actual performance through the date of the Change in Control;

(v) additional Company contributions under the Company’s qualified defined contribution plan and any other retirement plans in which the Executive participated prior to the date of Termination during the Continuation Period; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, the Executive shall instead receive an additional lump sum payment equal to the contributions that would have been made during the Continuation Period if the Executive had remained employed with the Company during such period; and

(vi) all other accrued or vested benefits in accordance with the terms of any applicable Company plan, which vested benefits shall include the Executive’s otherwise unvested account balances in the Company’s qualified defined contribution plan, which shall become vested as of the date of Termination (the “Accrued Benefits”) (with an offset for any amounts paid under Section 4(b)(i)(D), above).

All lump sum payments under this Section 4(b) shall be paid within 10 business days after the Executive’s date of Termination, or, if later, the Change in Control. Notwithstanding the foregoing, to the extent Section 3(a)(ii) is applicable, the foregoing shall only apply to such amounts, above or in addition to those paid (or to be paid) on termination under the Employment Agreement and the amounts due under the Employment Agreement shall continue to be paid under the terms of the Employment Agreement.

(c) Outplacement. If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by the Executive; provided, however, that such outplacement services shall be provided to the Executive at a cost to the Company of not more than $30,000.

(d) Legal Expenses. The Company shall pay or reimburse the Executive for reasonable legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that the Company shall have no obligation to pay or reimburse any such legal fees if (i) in the case of an action brought by the Executive, the Company is successful in establishing with the court that the Executive’s action was taken in bad faith or was frivolous or otherwise without a reasonable legal or factual basis, or (ii) in the case of any action, the action is materially decided in favor of the Company.

(e) Section 409A. In the event that the Change in Control event is not also an event within the provisions of Treas. Reg. 409A-3(i)(5), the amounts and benefits payable under this Section 4 that are subject to Code Section 409A and that would otherwise be paid on a termination without Cause or Good Reason under the Employment Agreement if a Change in Control had not occurred. shall be paid in the method and upon the time schedule set forth on a without Cause or Good Reason termination under the Employment Agreement rather than as provided in this Section 4 with any additional amounts paid as provided herein

5. Excess Parachute Excise Tax. Notwithstanding any other provision of this Agreement,

(a) If it is determined (as provided in this Section 5(a)) that (i) the payments and benefits provided to the Executive under this Agreement and under any other plan or arrangement with the Company and its Affiliates, in the aggregate (a “Payment”), would be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, the Excise Tax) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount (the “Reduced Amount”).

(b) If the determination made pursuant to Section 5(a) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 5(a) hereof, the Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within 10 days of the determination of the reduction in payments. If no such election is made by the Executive within such 10-day period, then the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 5(b) reduced last. Within 10 days following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement. Notwithstanding the foregoing, if the Executive is subject to Section 409A of the Code, then in lieu of the payment reduction election described above, the reduction of payments shall be implemented first by reducing any severance payments that the Executive would otherwise be entitled to receive under Section 4(a) of this Agreement and, thereafter, by reducing other payments and benefits in a manner that would not result in subjecting the Executive to additional taxation under Section 409A of the Code.

(c) Subject to the provisions of Section 5(a) hereof, all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the date of Termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return.

(d) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(a) hereof.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(a) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his or her payment thereof.

6. Obligations Absolute; Non-Exclusivity of Rights; Joint and Several Liability.

(a) The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(b) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify (other than any change in control or other severance plan or policy), nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(c) Any successors or assigns of the Company shall be joint and severally liable with the Company under this Agreement.

7. Entire Agreement; Not an Employment Agreement; No Duplication of Payments or Benefits.

(a) This Agreement and the Employment Agreement constitute the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(b) This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

(c) To the extent, and only to the extent, a payment or benefit that is paid or provided under Section 4 would also be paid or provided under the terms of another Company plan, program or arrangement (a “Company Plan”), then subject to Section 7(d), (i) in the event that such payment or benefit is first paid or provided under the terms of a Company Plan prior to the date such payment or benefit is paid or provided under Section 4, such payment or benefit shall offset any corresponding payment or benefit that is paid or provided under Section 4, and (ii) in the event that such payment or benefit is first paid or provided under Section 4, such Company Plan will be deemed to have been satisfied by the corresponding payment or benefit made or provided under Section 4.

(d) Notwithstanding anything herein to the contrary, if any payments or benefits that the Company would otherwise be required to provide under this Agreement or any Company Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting the Executive to income tax under Section 409A of the Code, the Company shall provide such intended payments or benefits to the Executive in an alternative manner that conveys an equivalent economic benefit to the Executive (without materially increasing the aggregate cost to the Company). If at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or an earlier date as is permitted under Section 409A of the Code without any accelerated or additional tax). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). No payment based on termination may be made until such time as the Executive has incurred a separation from service within the meaning of Section 409A of the Code.

8. Successors; Binding Agreement, Assignment.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor. This Agreement may not otherwise be assigned by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

9. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

WW International, Inc.

675 Avenues of the Americas, 6th Floor

New York, New York 10010

Attention: Board of Directors

and in the case of the Executive, to the Executive at the last address on the books of the Company.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous.

(a) Amendments. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board. Any signatures by the Chairman of the Board or of Chairman of the Compensation Committee may be relied upon as having been authorized by the Board.

(b) Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

11. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

12. Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of New York without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which the Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.:

By:	/s/ Raymond Debbane
Raymond Debbane
Title:	Chairman of the Board

EXECUTIVE:

/s/ Sima Sistani
Sima Sistani

Address: